Exhibit 2.1

PENN MILLERS MUTUAL HOLDING COMPANY
PLAN OF CONVERSION
FROM MUTUAL TO STOCK FORM
Adopted by the Board of Directors on April 22, 2009

PENN MILLERS MUTUAL HOLDING COMPANY
PLAN OF CONVERSION
FROM MUTUAL TO STOCK FORM
          1. GENERAL.
          Penn Millers Mutual Holding Company (“PMMHC”) is a Pennsylvania mutual corporation with a wholly-owned subsidiary, PMHC Corp. (“PMHC”), and is the mutual holding company for Penn Millers Insurance Company (“PMIC”). On April 22, 2009, the Board of Directors of PMMHC, after careful study and consideration, unanimously adopted this Plan of Conversion (the “Plan”). Under this Plan, PMMHC proposes to convert from mutual to stock form and to offer and sell shares of the common stock of Penn Millers Holding Corporation (“HoldCo” and together with HoldCo, PMIC, PMHC and PMMHC, the “Company”), a newly formed holding company for PMMHC (the “Common Stock”). The shares of Common Stock will be offered and sold first to qualifying offerees under the Subscription Offering and then to qualifying offerees under the Community Offering (each as hereinafter defined).
          Because it involves the conversion of PMMHC from mutual to stock form, this Plan must be approved by the Pennsylvania Insurance Commissioner pursuant to the Commissioner’s 1998 Order approving the conversion transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that this Plan is fair to members of PMMHC, the Company has discussed this Plan with senior staff at the Pennsylvania Insurance Department (“PID”), and, as a condition to the Offering, will obtain from the Insurance Commissioner an approval of the Offering or, as applicable, will obtain written confirmation from the Commissioner that such approval is not required and that the Company may proceed with the Offering.
          This Plan is subject to the approval of the members of PMMHC in accordance with Section 2105 of the Pennsylvania Business Corporation Law of 1988, as amended, as provided in Section 10 and Section 11 hereof.
          2. DEFINITIONS.
          As used in this Plan, the terms set forth below have the following meanings:
          2.1 “Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
          2.2 “Appraised Value” means the final estimated consolidated pro forma market value of PMMHC, as determined by the Independent Appraiser at the conclusion of the Offering.
          2.3 “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Company or a majority-owned subsidiary of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of HoldCo or the Company); (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Company, or any of its subsidiaries; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.
          2.4 “Code” means the Internal Revenue Code of 1986, as amended.
          2.5 “Commissioner’s 1998 Order” means the 1998 order of the Pennsylvania Insurance Commissioner approving the conversion transaction by which the Company’s current mutual holding company structure was created.
          2.6 “Common Stock” means common stock, par value $0.01 per share, of HoldCo.
          2.7 “Community Offering” means the offering for sale by HoldCo of any shares of Common Stock not subscribed for in the Subscription Offering as set forth in Section 6 hereof. HoldCo may retain the assistance of a broker-dealer or syndicate of broker-dealers to assist it in connection with the sale of Common Stock in the Community Offering.
          2.8 “Company” means HoldCo, PMIC, PMHC and PMMHC.
          2.9 “Conversion” means: (i) the amendment of the articles of incorporation of PMMHC to authorize the issuance of shares of capital stock and to conform to the requirements of a stock corporation under the laws of the Commonwealth of Pennsylvania, and (ii) the offer and sale of Common Stock by HoldCo in the Offering.
          2.10 “Director” means any Person who is a director of the Company or any subsidiary thereof.
          2.11 “Effective Date” means the date of closing of the sale of shares of Common Stock in the Offering conducted pursuant to this Plan.
          2.12 “Eligibility Record Date” means the close of business on April 22, 2009, the effective date of the adoption of the Plan by the Board of Directors of PMMHC.
          2.13 “Eligible Member” means a Person who, on the Eligibility Record Date, is (i) a Person who is a named insured under a Qualifying Policy that is a group policy, or (ii) a Person who is a named insured under a Qualifying Policy that is an individual policy.
          2.14 “Employee” means any natural person who is a full or part-time employee of the Company or any of its subsidiaries at the Effective Date.
          2.15 “ESOP” means the employee stock ownership plan to be established by HoldCo or the Company as a Tax-Qualified Employee Stock Benefit Plan.
          2.16 “HoldCo” means Penn Millers Holding Corporation, a Pennsylvania corporation that will become the holding company for PMMHC in connection with the Conversion.

          2.17 “Independent Appraiser” means the independent investment banking or financial consulting firm retained by the Company to determine the Valuation Range and Appraised Value.
          2.18 “Insider” means any Officer or Director of the Company or any Affiliate of the Company, and any Person acting in concert with any such Officer or Director.
          2.19 “MRPs” means any restricted stock plan, such as a management recognition plan established or to be established by HoldCo or any of its affiliates.
          2.20 “Offering” means the offering of shares of Common Stock pursuant to this Plan in the Subscription Offering and the Community Offering or any Public Offering.
          2.21 “Officer” means the chairman of the board of directors, president, vice-president (but not an assistant vice president, second vice president or other vice president having authority similar to an assistant or second vice president), secretary, treasurer or principal financial officer, controller or principal accounting officer and any other Person performing similar functions with respect to any organization whether incorporated or unincorporated.
          2.22 “Option Plan” means any stock option plan established or to be established by the Company or any of its subsidiaries.
          2.23 “Order Form” means the form provided on behalf of HoldCo, containing all such terms and provisions as set forth in Section 8 hereof, to a Person by which Common Stock may be ordered in the Offering.
          2.24 “Participant” means a Person to whom Common Stock is offered under the Subscription Offering.
          2.25 “Pennsylvania BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.
          2.26 “PID” means the Pennsylvania Insurance Department.
          2.27 “Person” means any corporation, partnership, association, limited liability company, trust, or any other entity or a natural person.
          2.28 “Plan” means this Plan of Conversion as adopted by the Board of Directors of PMMHC, as it may be amended from time to time pursuant to the terms hereof.
          2.29 “PMHC” means PMHC Corp., a Pennsylvania corporation which is the wholly-owned subsidiary of PMMHC and the holding company for PMIC.
          2.30 “PMIC” means Penn Millers Insurance Company, a Pennsylvania insurance company which is the wholly-owned subsidiary of PMHC.
          2.31 “PMMHC” means Penn Millers Mutual Holding Company, a Pennsylvania mutual company which is the holding company for PMHC.

          2.32 “Prospectus” means the one or more documents to be used in offering the Common Stock in the Subscription Offering and, to the extent applicable, the Community Offering, and for providing information to Persons in connection with the Offering.
          2.33 “Public Offering” means an underwritten firm commitment or best efforts offering to the public through one or more underwriters.
          2.34 “Purchase Price” means the price per share at which the Common Stock is ultimately sold by HoldCo to Persons in the Offering in accordance with the terms hereof.
          2.35 “Qualifying Policy” means a policy of insurance issued by PMIC and in force as of the close of business on the Eligibility Record Date.
          2.36 “SEC” means the U.S. Securities and Exchange Commission.
          2.37 “Subscription Offering” means the offering of the Common Stock that is described in Section 5 hereof.
          2.38 “Subscription Rights” means non-transferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants pursuant to the terms of this Plan.
          2.39 “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the Employees of the Company or any of its subsidiaries and which, with its related trust, meets the requirements to be qualified under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.
          2.40 “Valuation Range” means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Offering, as determined by the Independent Appraiser in accordance with Section 3 hereof.
          2.41 “Voting Record Date” means the date established by the Board of Directors of PMMHC to determine members eligible to vote at the special meeting of members called to vote to approve the Plan, as provided in Section 11 hereof.
        3. TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.
          The number of shares of Common Stock required to be offered and sold by HoldCo in the Offering will be determined as follows:
          (a) Independent Appraiser. The Independent Appraiser will be retained by the Company to determine the Valuation Range. The Valuation Range will consist of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the financial condition and results of operations of the Company, a comparison of the Company with comparable publicly-held insurance companies, and such other factors as the Independent Appraiser may deem to be relevant, including that value which the Independent Appraiser estimates to be necessary to attract a full subscription for the Common Stock. The Independent Appraiser will submit to PMMHC the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.
          (b) Purchase Price. The Purchase Price is a per share price for Common Stock that will be uniform as to all purchasers in the Offering and will be determined by HoldCo.
          (c) Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offering shall be equal to the sum of: (i) the Maximum of the Valuation Range divided by the Purchase Price, plus (ii) the number of shares required to enable the ESOP to purchase in the aggregate ten percent (10%) of the total shares of Common Stock issued in the Offering.
          (d) Number of Shares of Common Stock to be Sold. Immediately following the completion of the Offering, the Appraiser will submit to PMMHC the Appraised Value as of the last day of the Offering. If the Appraised Value does not fall within the Valuation Range, then PMMHC may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.
          (e) If the Appraised Value falls within the Valuation Range, the following steps will be taken:
               (i) Subscription Offering Meets or Exceeds Maximum. If the number of shares to which Participants subscribe in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering. In the event of an oversubscription in the Subscription Offering, shares of Common Stock shall be allocated among the subscribing Participants as provided in Sections 5 and 6 below; provided, however, that no fractional shares of Common Stock shall be issued.
               (ii) Subscription Offering Meets or Exceeds Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, HoldCo shall have the right in its absolute discretion to accept, in whole or in part, subscriptions received from subscribers in the Community Offering; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.

               (iii) Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo may accept subscriptions received from subscribers in the Community Offering. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then on the Effective Date HoldCo shall: (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) issue to subscribers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing Participants and to subscribers in the Community Offering multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Common Stock shall be issued. HoldCo may in its absolute discretion elect to issue shares of Common Stock to subscribers in the Community Offering in excess of the number determined by reference to clause (B) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range.
               (iv) Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo may (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, or (z) take such other action as it deems reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions will be required to confirm, revise or cancel their original subscriptions. If original subscriptions are canceled, any related payment will be refunded (without interest).
               If, following a reduction in the Valuation Range, the aggregate number of shares of Common Stock subscribed for, or for which orders have been accepted, in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Valuation Range has been reduced), then HoldCo on the Effective Date shall: (i) issue shares of Common Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the Purchase Price shall be at least equal to the Minimum of the Valuation Range (as such Valuation Range has been reduced).
               (v) Participant Eligibility. Notwithstanding anything to the contrary set forth in this Plan, HoldCo shall have the right in its absolute discretion and without liability to any subscriber, purchaser, underwriter or any other Person to determine which proposed Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person. HoldCo’s determination of these matters shall be final and binding on all parties and all Persons. HoldCo shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Community Offering, irrespective of a Person’s eligibility under this Plan to participate in the Community Offering.
        4. GENERAL PROCEDURE FOR THE OFFERINGS.
          As soon as practicable after the registration of the Common Stock under the Securities Act of 1933, as amended, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 3 hereof.
        5. SUBSCRIPTION OFFERING.
          Subscription Rights to purchase shares of Common Stock at the Purchase Price will be distributed by HoldCo to the Participants in the following priorities:
          (a) Eligible Members (First Priority). Each Eligible Member shall receive, without payment, non-transferable Subscription Rights to purchase up to five percent (5%) of the total shares of Common Stock sold in the Offering (or such maximum purchase limitation as may be established for the Community Offering or Public Offering); provided, however, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.
          In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of (i) the number of shares subscribed for or (ii) 1,000 shares. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Common Stock cannot be allocated among subscribing Eligible Members so as to permit each such Eligible Member to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Common Stock will be allocated among the subscribing Eligible Members in the proportion in which: (i) the aggregate number of shares subscribed for by each such Eligible Member bears to (ii) the aggregate number of shares subscribed for by all Eligible Members; provided, however, that no fractional shares of Common Stock shall be issued.
          (b) ESOP (Second Priority). The ESOP shall receive, without payment, non-transferable Subscription Rights to purchase at the Purchase Price a number of shares of Common Stock equal to ten percent (10%) of the total number of shares of Common Stock to be issued in the Offering as set forth in Section 3(c). An oversubscription by Eligible Members shall not reduce the number of shares of Common Stock that may be purchased by the ESOP under this section.

          (c) Directors, Officers and Employees (Third Priority). Each Director, Officer and Employee shall receive, without payment, non-transferable Subscription Rights to purchase up to five percent (5%) of the total shares of Common Stock sold in the Offering (or such maximum purchase limitation as may be established for the Community Offering or Public Offering); provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members and the ESOP; and provided, further, that such Subscription Rights may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members and the ESOP, but which remain unsold after satisfying the subscriptions of all Eligible Members and the ESOP; provided, however, that the aggregate number of shares purchased by all of the Directors, Officers and Employees and their Associates shall not exceed 35% of the total number of shares issued in the Offering. In the event of an oversubscription among the Directors, Officers, and Employees the subscription of any one Director, Officer or Employee shall be equal to the product of (i) the number of shares available for subscription by all Directors, Officers, and Employees, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing Director, Officer or Employee subscribed and the denominator of which is the total number of shares subscribed by all Directors, Officers and Employees.
          A Director, Officer or Employee who subscribes to purchase shares of Common Stock and who also is eligible to purchase shares of Common Stock as an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member.
          (d) Limitations on Subscription Rights. Subscription rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the purchase price established hereunder. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to HoldCo and the Company that such Person is purchasing for his or her own account and not on behalf of any other Person.
        6. COMMUNITY OFFERING OR PUBLIC OFFERING.
          (a) If less than the total number of shares of the Common Stock are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold by HoldCo in the Community Offering.
          (b) In the Community Offering, HoldCo may accept, in its sole and absolute discretion, orders received from the following categories of preferred purchasers before accepting orders from the general public:
               (i) licensed insurance agencies and/or brokers that have been appointed by or otherwise are under contract with PMIC to market and distribute policies of insurance;
               (ii) named insureds under policies of insurance issued by PMIC after the Eligibility Record Date; and

               (iii) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Lackawanna or Luzerne County, Pennsylvania.
          (c) A Prospectus and an Order Form shall be furnished to such Persons as the Company may select in connection with the Community Offering, and each order for Common Stock in the Community Offering shall be subject to the absolute right of HoldCo to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription, subject to the preferences described above and the right of HoldCo to accept or reject, in its sole discretion, any order received in the Community Offering, any available shares will be allocated so as to permit each purchaser whose order is accepted in the Community Offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any shares remaining will be allocated among purchasers whose orders have been accepted but remain unsatisfied on a pro rata basis, provided no fractional shares shall be issued.
          (d) HoldCo may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by HoldCo.
          (e) HoldCo may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering, if desired. The provisions of Section 7 shall not be applicable to the sales to underwriters for purposes of the Public Offering, but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and HoldCo, subject to any required regulatory approval or consent.
          (f) If for any reason a Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if the number of shares of Common Stock remaining to be sold after the Subscription Offering and Community Offering is so small that a Public Offering of those remaining shares would be impractical, the Company shall use its best efforts to obtain other purchases in such manner and upon such condition as may be necessary.
        7. LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.
          The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:
          (a) To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 25 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $250.00 in the Offering.

          (b) In addition to the other restrictions and limitations set forth herein, the maximum amount of Common Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offering (including without limitation the Subscription Offering and/or Community Offering), shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering, except that the ESOP may purchase ten percent (10%) of the total shares of Common Stock issued in the Offering as set forth in Section 3(c). The limit set forth in this section shall not be construed to increase any other purchase limit provided herein. Purchases of shares of Common Stock in the Offering by any Person shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering irrespective of the different capacities in which such person may have received Subscription Rights under this Plan.
          (c) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers, and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by the ESOP or other Tax-Qualified Employee Stock Benefit Plans or Non Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees, beneficiaries or participants of any such plan for purposes of determining compliance with the limitations set forth in this section, and (iii) shares of Common Stock purchased by any plan participant in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of Subscription Rights granted to such plan participant in his individual capacity as an Eligible Member or Director or Officer or Employee and/or purchases by such plan participant in the Community Offering shall not be deemed to be purchases by the ESOP or other Tax-Qualified Employee Stock Benefit Plans for purposes of calculating the maximum amount of Common Stock that the ESOP and other Tax-Qualified Employee Stock Benefit Plans may purchase.
          (d) The Company may increase or decrease any of the purchase limitations set forth herein at any time; provided that in no event shall the maximum purchase limitation applicable to Eligible Members be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offering. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for or order the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Offering. In the event that either an individual or the aggregate purchase limitation is decreased after commencement of the Offering, the orders of any Person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for or ordered by such Person.
          (e) Each Person who purchases Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. The Company shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of HoldCo to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons and HoldCo and the Company shall be free from any liability to any Person on account of any such action.
        8. TIMING OF THE OFFERINGS, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS.
          (a) The exact timing of the commencement of the Offering shall be determined by HoldCo in consultation with any financial or advisory or investment banking firm retained by it in connection with the Offering. HoldCo may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. HoldCo shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offering at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.
          (b) HoldCo shall have the absolute right, in its sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations HoldCo believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. HoldCo may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of HoldCo of the terms and conditions of the Order Forms shall be final and conclusive. Once HoldCo receives an Order Form, the order shall be deemed placed and will be irrevocable.
          (c) HoldCo shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, HoldCo has no obligation to offer or sell shares to any Person under the Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require HoldCo or its Directors, Officers or Employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or HoldCo would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of HoldCo would be impracticable or unduly burdensome for reasons of cost or otherwise.

        9. PAYMENT FOR COMMON STOCK.
          (a) Payment for shares of Common Stock ordered by Persons in the Offering shall be equal to the Purchase Price per share multiplied by the number of shares which are being ordered. Such payment shall be made by check or money order at the time the Order Form is delivered to HoldCo.
          (b) Consistent with applicable laws and regulations, payment for shares of Common Stock ordered by Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed or loaned by HoldCo or the Company and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.
          (c) Each share of Common Stock issued in the Offering shall be non-assessable upon payment in full of the Purchase Price.
        10. CONDITIONS TO THE OFFERINGS.
          Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval of the Plan by the members of PMMHC as provided in Section 2105 of the Pennsylvania BCL, and (iii) the sale in the Offering of such minimum number of shares of Common Stock within the Valuation Range as may be determined by the Board of Directors of PMMHC and HoldCo.
        11. SPECIAL MEETING OF MEMBERS.
          Following the approval of the Plan by the PID, a special meeting of the members of PMMHC will be held by PMMHC in accordance with the Bylaws of PMMHC and applicable Pennsylvania law. The Board of Directors of PMMHC shall establish a record date for members entitled to vote at the special meeting in accordance with the Bylaws of PMMHC and applicable Pennsylvania law (the “Voting Record Date”). Notice of the special meeting will be given by PMMHC to members eligible to vote as of the Voting Record Date by mailing (i) a notice of the special meeting, (ii) a proxy statement, (iii) a form of proxy by which members may vote in favor of or against the Conversion, and (iv) a copy of this Plan as approved by the PID, to the address of each member eligible to vote as such address appears on the records of PMMHC on the Voting Record Date.
          Pursuant to Section 2105 of the Pennsylvania BCL and the Bylaws of PMMHC, the Plan must be approved by the affirmative vote of at least a majority of the votes entitled to be cast at the special meeting. Voting may be in person or by proxy. PMMHC shall be promptly notified of the vote of the members taken at the special meeting.
        12. ARTICLES OF INCORPORATION.
          As part of the Conversion, the existing Articles of Incorporation of PMMHC will be amended and restated to authorize PMMHC to operate as a stock corporation. By approving this Plan, the members of PMMHC will also be requested to approve the amendment and restatement of PMMHC’s existing Articles of Incorporation. A form of the amended and restated Articles of Incorporation is attached hereto as “EXHIBIT A” Prior to completion of the Conversion, the form of amended and restated Articles of Incorporation may be revised in accordance with the provisions and limitations for amending this Plan under Section 17 hereof. The amendment and restatement of the existing Articles of Incorporation of PMMHC shall occur on the Effective Date.
13. REQUIREMENT FOLLOWING OFFERING FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.
          HoldCo shall register the Common Stock pursuant to the Securities Exchange Act of 1934, as amended. HoldCo shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq Stock Market.
        14. RESTRICTIONS ON TRANSFER OF COMMON STOCK.
          (a) All shares of the Common Stock which are purchased in the Offering by Persons other than Insiders shall be transferable without restriction. Shares of Common Stock purchased by Insiders in the Offering shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of six months following the date of purchase, except for any disposition of such shares following the death of the Insider or Associate. The shares of Common Stock issued by HoldCo to Insiders and their Associates shall bear the following legend giving appropriate notice of such six-month restriction:
The shares represented by this Certificate may not be sold by the registered holder hereof for a period of six months from the date of the issuance printed hereon, except in the event of the death of the registered holder. This restrictive legend shall be deemed null and void after six months from the date of this Certificate.
          (b) In addition, HoldCo shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.
          (c) The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.
        15. STOCK COMPENSATION PLANS.
          Subject to the approval of the adoption of a Tax-Qualified Employee Stock Benefit Plan as required by the Commissioner’s 1998 Order and the further approval of the appropriate Board of Directors, the Company plans to adopt one or more Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including, without limitation, the ESOP. Subsequent to the Offering, subject to Pennsylvania Insurance Commissioner approval and the further approval of the appropriate Board of Directors, the Company may adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, Option Plans and MRPs; provided however, that, any such plan shall be implemented in accordance with applicable laws and regulations. Subject to Pennsylvania Insurance Commissioner approval and the further approval of the appropriate Board of Directors, this Plan authorizes the grant and issuance by HoldCo of awards of Common Stock pursuant to an MRP or Option Plan in accordance with any applicable laws and regulations. In no event shall the aggregate amount of shares issued under such Option Plans and MRPs exceed 14% of the outstanding shares of Common Stock of HoldCo as of the close of the Offering.
        16. VOTING RIGHTS.
          After consummation of the Conversion, exclusive voting rights with respect to PMMHC shall be vested in HoldCo, which will hold of all of PMMHC’s outstanding capital stock.
        17. AMENDMENT OR TERMINATION.
          This Plan may be substantively amended at any time by the Board of Directors of PMMHC as a result of comments from regulatory authorities or otherwise. This Plan may be terminated at any time by the Board of Directors of PMMHC.
        18. INTERPRETATION.
          References herein to provisions of federal and state law shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors of PMMHC and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of PMMHC shall be final.

EXHIBIT A
AMENDED AND RESTATED
ARTICLES OF INCORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF PMMHC CORP.
     FIRST. The name of the Corporation is PMMHC Corp.
     SECOND. The location and post office address of the registered office of the Corporation in this Commonwealth is 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773-0016.
     THIRD. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (“PABCL”). The purpose of the Corporation is, and it shall have unlimited power, to engage in and to perform any lawful act concerning, any and all lawful business for which company may be incorporated under the PABCL.
     FOURTH. The term of the Corporation’s existence is perpetual.
     FIFTH. The aggregate number of shares of capital stock which the company shall have authority to issue is One Million (1,000,000) shares of common stock, with a par value of $0.01 per share. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.
     SIXTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than fifteen (15) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2010; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2011; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2012. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.
     SEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter

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prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted.
     IN TESTIMONY WHEREOF, a duly authorized officer of the company has signed these amended and restated Articles of Incorporation this ___day of                     , 2009.

Douglas A. Gaudet, President and Chief
Executive Officer

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